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                                                                    Exhibit 4(e)

                        LOAN PURCHASE AND SALE AGREEMENT

                         Dated as of September 25, 2003,

                                     between

                         CEF EQUIPMENT HOLDING, L.L.C.,
                                    as Seller

                                       and

                             GE COMMERCIAL EQUIPMENT
                          FINANCING LLC, SERIES 2003-1
                                  as Purchaser

                                                                   Loan Purchase
                                                              and Sale Agreement

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         This LOAN PURCHASE AND SALE AGREEMENT ("Agreement" or "Purchase and
Sale Agreement") is entered into as of September 25, 2003, by and among CEF EQUIPMENT HOLDING, L.L.C. (the "Seller"), a Delaware limited liability company and GE COMMERCIAL EQUIPMENT FINANCING LLC, SERIES 2003-1, a Delaware limited liability company (the "Purchaser").

         In consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

         Section 1.1 Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 1 of Annex A.

         Section 1.2 Rules of Construction. For purposes of this Agreement, the rules of construction set forth in Section 2 of Annex A shall govern. All Annexes, Exhibits and Schedules hereto, are incorporated herein by reference and, taken together with this Agreement, shall constitute but a single agreement.

                                   ARTICLE II

                            SALES OF PURCHASER ASSETS

         Section 2.1 Sale of Loans. (a) Subject to the terms and conditions hereof the Seller does hereby sell, transfer, assign, set over and otherwise convey to the Purchaser, without recourse (subject to the obligations herein) all right, title and interest of the Seller in:

                  (i) the Loans, including the Loan Files, and all obligations of the Obligors thereunder, including the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto due or to become due on or after the Cutoff Date;

                  (ii) all Related Security and Collections with respect thereto;

                  (iii)    the Sale Agreement;

                  (iv) the rights of the Seller to receive capital contributions with respect to the CEF Variable Funding Certificate;

                  (v) all other property now or hereafter in the possession or custody of, or in transit to, the Servicer, any Sub-Servicer or the Seller relating to any of the foregoing;

                  (vi)     all Records with respect to any of the foregoing; and

                                                                   Loan Purchase
                                                              and Sale Agreement

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                  (vii)    all Proceeds of the foregoing (collectively the
                           "Purchaser Assets").

                  (b) On or before the Closing Date, the Seller shall (i) indicate in its computer files that the Purchaser Assets have been sold to the Purchaser pursuant to this Agreement by so identifying the Purchaser Assets with an appropriate notation and (ii) deliver to the Purchaser or its designee the following documents (collectively, the "Loan Files"):

                  (i)      the original fully executed copy of the Loan;

                  (ii) a record or facsimile of the original credit application fully executed by the Obligor;

                  (iii) the original certificate of title or file stamped copy of the UCC financing statement or such other documents evidencing the security interest of the Purchaser in the Equipment; and

                  (iv) any and all other documents relating to a Loan, an Obligor or any of the Equipment.

         Section 2.2 Grant of Security Interest. The parties hereto intend that the sale pursuant to Section 2.1 hereof shall constitute a purchase and sale and not a loan. Notwithstanding anything to the contrary set forth in this
Section 2.2, if a court of competent jurisdiction determines that the sale provided for herein constitutes a loan and not a purchase and sale, then the parties hereto intend that this Agreement shall constitute a security agreement under applicable law and that the Seller shall be deemed to have granted, and the Seller hereby grants, to the Purchaser a first priority lien and security interest in and to all of the Seller's right, title and interest in, to and under the Purchaser Assets. The possession by the Purchaser of notes and such other goods, money, documents, chattel paper or certificated securities shall be deemed to be "possession by the secured party" for purposes of perfecting the security interest pursuant to the Uniform Commercial Code in force in the relevant jurisdiction (including, without limitation, Section 9-313(c)(1) thereof). Notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, bailees or agents (as applicable) of the Purchaser for the purpose of perfecting such security interest under applicable law (except that nothing in this sentence shall cause any Person to be deemed to be an agent of the Purchaser for any purpose other than for perfection of such security interest unless, and then only to the extent, expressly appointed and authorized by the Purchaser in writing).

         Section 2.3 Sale Price. On the Closing Date, the Purchaser shall, upon satisfaction of the applicable conditions set forth in Article III, issue and exchange the Notes (the "Purchaser Purchase Price") as consideration for the Purchaser Assets sold and transferred by the Seller to the Purchaser pursuant to
Section 2.1 hereof.

         Section 2.4 Removal of Loans. (a) In the event a Loan becomes a Delinquent Loan or the Obligor thereon is subject to a bankruptcy proceeding, the Seller shall be granted an assignable option (a "Purchase Option") to purchase such Delinquent Loan from the Purchaser at a price (the "Option Price") equal to the Purchase Amount. The Seller may sell, transfer, assign or otherwise convey its Purchase Option with respect to any such Loan to any party at any time



                                                Loan Purchase and Sale Agreement

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after the related Loan becomes a Delinquent Loan or the Obligor thereon is subject to a bankruptcy proceeding. The Seller shall notify the Purchaser of such transfer and such notice shall include the transferee's name, address, telephone number, facsimile number and appropriate contact person(s) and shall be acknowledged in writing by the transferee. If not exercised earlier, the Purchase Option with respect to any such Loan shall automatically terminate upon
(i) in the case of a Delinquent Loan, the related Obligor's cure of all defaults on the Loan, (ii) the acquisition by, or on behalf of, the Issuer of the related equipment through repossession, (iii) upon a repurchase of a Loan due to the Seller's breach of a representation with respect to such Loan or (iv) on the Business Day immediately preceding the last day of the calendar quarter ending at least ten (10) days after such Loan became a Defaulted Loan. The aggregate Outstanding Principal Balance of Loans with respect to which the Seller may exercise its Purchase Option at any time before the Redemption Date shall not exceed 10% of the aggregate Outstanding Principal Balance of the Loans as of the Cutoff Date.

                  (b) Upon a Loan becoming a Delinquent Loan or the Obligor thereon is subject to a bankruptcy proceeding, the Seller may exercise the Purchase Option by providing the Purchaser at least five days prior written notice thereof (the "Purchase Option Notice"), which notice shall specify a cash exercise price at least equal to the Option Price. The Purchase Option Notice shall be delivered in the manner specified in Section 2.4(b). The exercise of any Purchase Option pursuant to this clause (b) shall be irrevocable.

                  (c) Upon exercise of a Purchase Option, the Seller shall be required to pay the purchase price specified in its Purchase Option Notice to the Purchaser within 10 Business Days of exercising its Purchase Option. The proceeds of any sale of such Loan, after deduction of the expenses of such sale incurred in connection therewith, shall be deposited by the Seller no later than the day before the next Payment Date.

                                   ARTICLE III

                              CONDITIONS PRECEDENT

         Section 3.1 Conditions to Sale. The sale hereunder shall be subject to satisfaction of each of the following conditions precedent (any one or more of which, except clause (e) below, may be waived in writing by the Purchaser) as of the Closing Date:

                  (a) This Agreement or counterparts hereof shall have been duly executed by, and delivered to, the Seller and the Purchaser, and the Purchaser shall have received such documents, instruments, agreements and legal opinions as the Purchaser shall reasonably request in connection with the transactions contemplated by this Agreement, each in form and substance reasonably satisfactory to the Purchaser.

                  (b) The Purchaser shall have received satisfactory evidence that the Seller has obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

                                                Loan Purchase and Sale Agreement

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                  (c)      The Seller shall be in compliance in all material
         respects with all applicable foreign, federal, state and local laws and regulations, including those specifically referenced in Section 4.2(c), except to the extent that the failure to so comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  (d) The representations and warranties of the Seller contained herein or in any other Related Document shall be true and correct in all material respects (or, to the extent any such representation or warranty is qualified by a materiality standard, such representation or warranty shall be true and correct) as of the Closing Date, both before and after giving effect to such sale, except to the extent that any such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted by this Agreement.

                  (e) The Seller shall be in compliance with each of its covenants and other agreements set forth herein.

                  (f) The Seller shall have taken such other action, including delivery of approvals, consents, opinions, documents and instruments to the Purchaser as the Purchaser may reasonably request.

The consummation by the Seller of the sale of Purchaser Assets on the Closing Date shall be deemed to constitute, as of the Closing Date, a representation and warranty by the Seller that the conditions in clauses (d), (e) and (f) of this
Section 3.1 have been satisfied.

                                   ARTICLE IV

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         Section 4.1 Representations and Warranties of the Seller. To induce the Purchaser to purchase the Purchaser Assets, the Seller makes the following representations and warranties to the Purchaser, as of the Closing Date, each and all of which shall survive the execution and delivery of this Agreement.

                  (a) Valid Existence; Power and Authority. The Seller (i) is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; and
         (ii) has all requisite power and authority to conduct its business, to own its properties and to execute, deliver and perform its obligations under this Agreement.

                  (b) UCC Information. The true legal name of the Seller as registered in the jurisdiction of its organization, and the current location of the Seller's jurisdiction of organization are set forth in
         Schedule 4.1(b) and such location has not changed within the past 12 months. During the prior five years, except as set forth in Schedule 4.1(b), the Seller has not been known as or used any limited liability company, fictitious or trade name. In addition, Schedule 4.1(b) lists the Seller's (i) federal employer identification number and (ii) organizational identification number as designated by the jurisdiction of its organization.

                                                Loan Purchase and Sale Agreement

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                  (c)      Power, Authorization, Enforceable Obligations. The
         execution, delivery and performance by the Seller of this Agreement and the other Related Documents and the creation and perfection of all Liens and ownership interests provided for herein: (i) have been duly authorized by all necessary action, and (ii) do not violate any provision of any law or regulation of any Governmental Authority, or contractual or other restrictions, binding on the Seller, except where such violations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  (d) Enforceability. On or prior to the Closing Date, each of the Related Documents to which the Seller is a party shall have been duly executed and delivered by the Seller and each such Related Document shall then constitute a legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, receivership, conservatorship, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

                  (e)      Solvency. The Seller is Solvent.

                  (f) Use of Proceeds. No proceeds received by the Seller under this Agreement will be used by it for any purpose that violates Regulation U of the Federal Reserve Board.

                  (g) Investment Company Act. The Seller is not an "investment company" or "controlled by" an "investment company," as such terms are defined in the Investment Company Act.

                  (h) Loans and Other Purchaser Assets. With respect to each Loan and the other Purchaser Assets sold by the Seller on the Closing Date, the Seller represents and warrants that (i) such Loan satisfies the criteria for an Eligible Loan as of the Cut-Off Date; and
         (ii) immediately prior to its sale to the Purchaser, such Purchaser Assets were owned by the Seller free and clear of any Adverse Claim, and the Seller has had at all relevant times the full right, power and authority to sell, contribute, assign, transfer and pledge its interest therein as contemplated under this Agreement and, upon such sale, the Purchaser will acquire valid and properly perfected title to, and the sole record and beneficial ownership interest in, such Purchaser Assets, free and clear of any Adverse Claim or restrictions on transferability, and the Liens granted to the Purchaser by the Seller pursuant to Section 2.2 will at all times be fully perfected first priority Liens in and to such ----------- Loans and, in addition, following such sale, such Loan will not be subject to any Adverse Claim as a result of any action or inaction on the part of the Seller (or any predecessor in interest).

The representations and warranties described in this Section 4.1 shall survive the sale of the Purchaser Assets to the Purchaser, any subsequent assignment or sale of the Purchaser Assets by the Purchaser, and the termination of this Agreement and the other Related Documents and shall continue until the payment in full of all Purchaser Assets.

                                                Loan Purchase and Sale Agreement

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         Section 4.2       Affirmative Covenants of the Seller. The Seller
covenants and agrees that, unless otherwise consented to by the Purchaser, from and after the Closing Date:

                  (a) Records. The Seller shall at its own cost and expense, for not less than three years from the date on which each Loan was originated, or for such longer period as may be required by law, maintain adequate Records with respect to such Loan, including records of all payments received, credits granted and merchandise returned with respect thereto.

                  (b) Access. At any reasonable time, and from time to time at the Purchaser's reasonable request, and upon at least seven days prior notice to the Seller, the Seller shall permit the Purchaser (or such Person as the Purchaser may designate), at the expense of the Purchaser (or such Person as the Purchaser may designate), to conduct audits or visit and inspect any of the properties of the Seller to examine the records, internal controls and procedures maintained by the Seller with respect to the Purchaser Assets and take copies and extracts therefrom, and to discuss the Seller's affairs with its officers, employees and, upon notice to the Seller, independent accountants. The Seller shall authorize such officers, employees and independent accountants to discuss with the Purchaser (or such Person as the Purchaser may designate) the affairs of the Seller as such affairs relate to the Purchaser Assets. Any audit provided for herein shall be conducted in accordance with the Seller's rules respecting safety and security on its premises and without materially disrupting operations. If an Event of Default shall have occurred and be continuing, the Seller shall provide such access at all times and without advance notice and shall provide the Purchaser (or such Person as the Purchaser may designate) with access to its suppliers and customers.

                  (c) Compliance With Agreements and Applicable Laws. The Seller shall comply with all federal, state and local laws and regulations applicable to it and the Purchaser Assets, including those relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy, licensing and taxation, except to the extent that the failure to so comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  (d) Maintenance of Existence and Conduct of Business. The Seller shall preserve and maintain its legal existence, rights, franchise and privileges in the jurisdiction of its formation.

                  (e) Notice of Material Event. The Seller shall promptly inform the Purchaser in writing of the occurrence of any of the following, in each case setting forth the details thereof and what action, if any, the Seller proposes to take with respect thereto:

                  (i) any Litigation commenced or, to the knowledge of the Seller, threatened against the Seller or with respect to or in connection with all or any substantial portion of the Purchaser Assets or developments in such Litigation in each case that the Seller believes has a reasonable risk of being determined adversely to the Seller and that could, if determined adversely, have a Material Adverse Effect; or

                                                Loan Purchase and Sale Agreement

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                  (ii)     the commencement of a case or proceeding by or
                           against the Seller seeking a decree or order in respect of the Seller (A) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for the Seller or for any substantial part of Seller's assets, or (C) ordering the winding-up or liquidation of the affairs of the Seller.

                  (f) Separate Identity. The Seller shall, to the extent applicable to it, act in a manner that is consistent with the statements set forth in Exhibit 4.2(f).

                  (g) Deposit of Collections. The Seller shall transfer and cause its Subsidiaries to transfer to the Purchaser or the Servicer on its behalf, promptly, and in any event no later than the second Business Day after receipt thereof, all Collections it may receive in respect of Purchaser Assets.

                  (h) Sale Characterization. For accounting purposes, the Seller shall treat the sale made hereunder as a sale of the Purchaser Assets. The Seller shall also maintain its accounting books and records in a manner which clearly reflects such sale of the Purchaser Assets to the Purchaser.

                  (i) Variable Funding Certificate Contributions. Upon a demand by the Purchaser for a capital contribution from the Seller under the Purchaser Variable Funding Certificate, the Seller shall demand contributions from the CEF Variable Funding Certificateholder under the CEF Variable Funding Certificate in the amounts and at the times sufficient to permit the Seller to meet its funding obligations under the Purchaser Variable Funding Certificate.

         Section 4.3 Negative Covenants of the Seller. The Seller covenants and agrees that, without the prior written consent of the Purchaser, from and after the Closing Date and until the later of the Redemption Date or the Maturity Date:

                  (a) Adverse Claims. The Seller shall not create, incur, assume or permit to exist any Adverse Claim on or with respect to any Purchaser Assets.

                  (b) Modifications of Loans. The Seller shall not extend, amend, forgive, discharge, compromise, cancel, waive or otherwise modify the terms or conditions of any Loan except (i) as permitted under the Servicing Agreement and, (ii) to the extent that such extension, amendment, forgiveness, discharge, compromise, cancellation, waiver or modification, does not affect the Purchaser's ownership interest in such Loan and does not negatively impact the ultimate collectibility of such Loan.

                  (c) UCC Matters. The Seller shall not change its state of formation or its name, identity or limited liability company structure such that any financing statement filed to perfect the Purchaser's interests under this Agreement would become seriously misleading, unless the Seller shall have given the Purchaser not less than 30 days' prior written notice of such change.

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                  (d)      No Proceedings. From the Closing Date and until the
         date one year plus one day following the date on which all amounts due with respect to the Notes have been paid in full in cash, Seller shall not, directly or indirectly, institute or cause to be instituted against the Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy or similar law; provided that the foregoing shall not in any way limit the Seller's right to pursue any other creditor rights or remedies that the Seller may have under applicable law.

                  (e) Consolidations, Mergers and Sales of Assets. The Seller shall not (i) consolidate or merge with or into any other Person unless the Seller is the entity surviving such merger or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person.

                  (f) Variable Funding Certificate Contributions. The Seller shall not demand a capital contribution from the CEF Variable Funding Certificateholder except to the extent that there shall have been a demand made by the Purchaser for a capital contribution under the Purchaser Variable Funding Certificate. In addition, the Seller shall not reduce the Variable Funding Capital Commitment under the Purchaser Variable Funding Certificate.

                                    ARTICLE V

                                 INDEMNIFICATION

         Section 5.1 Indemnification. Without limiting any other rights that the Purchaser or any of its Stockholders, officers, directors, employees, attorneys, agents or representatives (each, a "Purchaser Indemnified Person") may have hereunder or under applicable law, the Seller hereby agrees to, indemnify and hold harmless each Purchaser Indemnified Person from and against any and all Indemnified Amounts that may be claimed or asserted against or incurred by any such Purchaser Indemnified Person to the extent arising from or related to the failure of a Loan to be originated in compliance with all requirements of law; provided, that the Seller shall not be liable for any indemnification to a Purchaser Indemnified Person to the extent that any such Indemnified Amounts result from (a) such Purchaser Indemnified Person's bad faith, gross negligence or willful misconduct, (b) recourse for uncollectible Loans, or (c) any income tax or franchise tax incurred by any Purchaser Indemnified Person, except to the extent that the incurrence of any such tax results from a breach of or default by the Seller under this Agreement.

NO PARTY TO THIS AGREEMENT SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF ANY TRANSACTION CONTEMPLATED HEREUNDER.

                                                Loan Purchase and Sale Agreement

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                                   ARTICLE VI

                                  CLEAN-UP CALL

         Section 6.1 Clean-up Call. As of the first day of any Collection Period immediately preceding a Payment Date as of which the Pool Balance is 10% or less of the Pool Balance as of the Cut-off Date, the Seller shall have the option to purchase all of the Collateral, other than the Trust Accounts. To exercise such option, the Seller shall pay to the Servicer, on behalf of the Issuer, and the Servicer shall deposit in the Collection Account an amount equal to the aggregate Purchase Amount for the Loans plus the appraised value of any such other property held by the Purchaser, such value to be determined by an appraiser mutually agreed upon by the Seller and the Purchaser, shall succeed to all interests in, to and under the Collateral, other than the Trust Accounts.

                                   ARTICLE VII
                                  MISCELLANEOUS

         Section 7.1 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three Business Days after deposit in the United States mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this
Section 7.1), (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number set forth below or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Purchaser) designated in any written communication provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall be effective only if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall be effective only on the immediately succeeding Business Day.

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         If to Seller:

                  CEF Equipment Holding, L.L.C.
                  44 Old Ridgebury Road
                  Danbury, Connecticut 06810
                  Attention: General Counsel
                  Telephone: (203) 796-5518
                  Facsimile: (203) 796-1310

         If to Purchaser:

                  GE Commercial Equipment Financing LLC,
                  Series 2003-1
                  44 Old Ridgebury Road
                  Danbury, Connecticut 06810
                  Attention: Capital Markets Operations
                  Telephone: (203) 796-5518
                  Facsimile: (203) 796-5554

         Section 7.2 No Waiver; Remedies. (a) Either party's failure, at any time or times, to require strict performance by the other party hereto of any provision of this Agreement shall not waive, affect or diminish any right of such party thereafter to demand strict compliance and performance herewith. Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether of the same or a different type. None of the undertakings, agreements, warranties, covenants and representations of either party contained in this Agreement, and no breach or default by either party hereunder, shall be deemed to have been suspended or waived by the other party hereto unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of such party and directed to the defaulting party specifying such suspension or waiver.

                  (b) Upon discovery by the Seller or the Purchaser of any breach of any representation, warranty, undertaking or covenant described in Sections 4.1, 4.2 or 4.3, which breach is reasonably likely to have a Material Adverse Effect, the party discovering the same shall give prompt written notice thereof to the other party hereto. As liquidated damages, the Purchaser shall, on the Transfer Date relating to the Collection Period during which the breach is discovered, request the Seller to, and the Seller shall pay to, or at the direction of, the Purchaser the Purchase Amount for the applicable Purchaser Assets (measured at the end of the Collection Period during which such breach is discovered). Upon such payment, all rights, title and interest of the Purchaser in and to such Purchaser Assets will be deemed to be automatically released without the necessity of any further action by the Purchaser, the Seller or any other party and such Purchaser Assets will become the property of the Seller.

                  (c) Each party's rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that such party may have

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         under any other agreement, including the other Related Documents, by operation of law or otherwise.

         Section 7.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Seller and the Purchaser and their respective successors and permitted assigns, except as otherwise provided herein. The Seller may not assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior express written consent of the Purchaser. Any such purported assignment, transfer, hypothecation or other conveyance by the Seller without the prior express written consent of the Purchaser shall be void. The Seller acknowledges that under the Indenture the Purchaser will assign its rights granted hereunder to the Indenture Trustee, and upon such assignment, Indenture Trustee shall have, to the extent of such assignment, all rights of the Purchaser hereunder and Indenture Trustee may in turn transfer such rights. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the Seller and the Purchaser with respect to the transactions contemplated hereby and no Person shall be a third-party beneficiary of any of the terms and provisions of this Agreement.

         Section 7.4 Termination; Survival of Obligations. (a) This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the earlier of (i) the Maturity Date or (ii) the Redemption Date.

                  (b) Except as otherwise expressly provided herein or in any other Related Document, no termination or cancellation (regardless of cause or procedure) of any commitment made by the Purchaser under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Seller or the rights of the Purchaser relating to any unpaid portion of any and all recourse and indemnity obligations of the Seller to the Purchaser, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Maturity Date. Except as otherwise expressly provided herein or in any other Related Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Seller, and all rights of the Purchaser hereunder shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the earlier of (i) the Maturity Date or (ii) the Redemption Date; provided, that the rights and remedies pursuant to Section 7.2(b), the indemnification and payment provisions of Article V, and the provisions of Sections 4.3(e), 7.3 and 7.12 shall be continuing and shall survive any termination of this Agreement.

         Section 7.5 Complete Agreement; Modification of Agreement. This Agreement constitutes the complete agreement between the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings relating to the subject matter hereof and thereof, and may not be modified, altered or amended except as set forth in Section 7.6.

         Section 7.6 Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement, or any consent to any departure therefrom by any party hereto, shall in any event be effective unless the same shall be in writing and signed by

                                                Loan Purchase and Sale Agreement
each of the parties hereto. No consent or demand in any case shall, in itself, entitle any party to any other consent or further notice or demand in similar or other circumstances.

         Section 7.7 GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF EXCEPT SECTION 5-1401 OF THE GENERAL OBLIGATION LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

                  (b) EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE PURCHASER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE LOANS OR ANY SECURITY FOR THE OBLIGATIONS OF THE SELLER ARISING HEREUNDER OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE PURCHASER. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS DETERMINED IN ACCORDANCE WITH SECTION 6.1 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY'S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

                                                Loan Purchase and Sale Agreement

                  (c) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         Section 7.8 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

         Section 7.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         Section 7.10 Section Titles. The section titles and table of contents contained in this Agreement are provided for ease of reference only and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

         Section 7.11 No Setoff. The Seller's obligations under this Agreement shall not be affected by any right of setoff, counterclaim, recoupment, defense or other right the Seller might have against the Purchaser, all of which rights are hereby expressly waived by the Seller.

         Section 7.12 Confidentiality. Notwithstanding anything herein to the contrary, there is no restriction (express or implied) on any disclosure or dissemination of the structure or tax aspects of the transaction contemplated by the Related Documents. Furthermore, each party hereto acknowledges that it has no proprietary rights to any tax matter or tax idea contemplated hereby or to any element of the transaction structure contemplated hereby.

         Section 7.13 Further Assurances. (a) The Seller shall, at its sole cost and expense, upon request of the Purchaser, promptly and duly authorize, execute and/or deliver, as applicable, any and all further instruments and documents and take such further actions that may be necessary or desirable or that the Purchaser may request to carry out more effectively the provisions and purposes of this Agreement or to obtain the full benefits of this Agreement and of the rights and powers herein granted, including authorizing and filing any financing or continuation statements under the UCC with respect to the ownership interests or Liens granted hereunder. The Seller hereby authorizes the Purchaser to file any such financing or continuation

                                                Loan Purchase and Sale Agreement
statements without the signature of the Seller to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement or of any notice or financing statement covering the Purchaser Assets or any part thereof shall be sufficient as a notice or financing statement where permitted by law. If any amount payable under or in connection with any of the Purchaser Assets is or shall become evidenced by any instrument, such instrument, other than checks and notes received in the ordinary course of business, shall be duly endorsed in a manner satisfactory to the Purchaser immediately upon the Seller's receipt thereof and promptly delivered to or at the direction of the Purchaser.

         (b) If the Seller fails to perform any agreement or obligation under this Section 7.13, the Purchaser may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of the Purchaser incurred in connection therewith shall be payable by the Seller upon demand of the Purchaser.

         Section 7.14 Accounting Changes. If any Accounting Changes occur and such changes result in a change in the standards or terms used herein, then the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of such Persons and their Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made. If the parties hereto agree upon the required amendments to this Agreement, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained herein shall, only to the extent of such Accounting Change, refer to GAAP consistently applied after giving effect to the implementation of such Accounting Change. If such parties cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all financial statements delivered and all standards and terms used herein shall be prepared, delivered and used without regard to the underlying Accounting Change.

                               [Signatures Follow]

                                                Loan Purchase and Sale Agreement

         IN WITNESS WHEREOF, the parties have caused this LOAN PURCHASE AND SALE AGREEMENT to be executed by their respective duly authorized representatives, as of the date first above written.

                                     CEF EQUIPMENT HOLDING, L.L.C.

                                     By: _______________________________________
                                         Name: _________________________________
                                         Title: ________________________________

                                     GECF EQUIPMENT FINANCING LLC,
                                          SERIES 2003-1

                                         By:  CEF Equipment Holding, L.L.C.,
                                         its Managing Member

                                         By: ___________________________________
                                             Name: _____________________________
                                             Title: ____________________________

                                                Loan Purchase and Sale Agreement

                                                                 Schedule 4.1(b)

                                 UCC INFORMATION

GE Commercial Equipment Financing LLC,
Series 2003-1

True Legal Name:                         GE Commercial Equipment Financing LLC,
                                         Series 2003-1

Jurisdiction of Organization:            Delaware

Executive Offices/Principal Place of     44 Old Ridgebury Road
Business:                                Danbury, Connecticut 06810

Collateral Locations:                    Danbury, Connecticut
                                         El Paso, Texas
                                         Mexico
                                         India

Trade Names:                             N/A

FEIN:                                    20-0192070

Organizational Identification Number:    N/A

                                                                   Loan Purchase
                                                              and Sale Agreement

                                                                      Schedule I

                                Schedule of Loans

                                                                   Loan Purchase
                                                              and Sale Agreement

                                                                  EXHIBIT 4.2(f)

                          SEPARATE IDENTITY PROVISIONS

         The Purchaser, GECS, GE Capital and the Seller have and will continue (in each case, to the extent within its control) to maintain the Purchaser's separate existence and identity and have and will continue to take all steps necessary to make it apparent to third parties that the Purchaser is an entity with assets and liabilities distinct from those of the Seller, GE Capital or GECS or any other subsidiary or affiliate of the Seller, GE Capital or GECS. In addition to the foregoing, such steps and indicia of the Purchaser's separate identity include the following:

         (a) The Purchaser does and will maintain its own stationery and other business forms separate from those of any other Person (including the Seller, GE Capital and GECS), and will conduct business in its own name except that certain Persons may act on behalf of the Purchaser as agents;

         (b) The Purchaser maintains and will maintain separate office space of its own as part of its operations, although such space is in a building shared with GE Capital. The corporate records, the other books and records, and the other assets of the Purchaser are and will be segregated from the property of the Seller and GECS, respectively;

         (c) GECS and/or GE Capital will issue consolidated financial statements, which financial statements will not show Purchaser Assets that have been sold by the Seller to the Purchaser as assets of the Seller and its consolidated subsidiaries. The Seller, GECS, GE Capital and the Purchaser will take certain actions to disclose publicly the Purchaser's separate existence and the transactions contemplated hereby, including through the filing of the UCC Financing Statements. None of the Seller, GECS, GE Capital or the Purchaser has concealed or will conceal from any interested party any transfers contemplated by the Related Documents;

         (d) The Purchaser will not have its own employees, and, as indicated, the Purchaser's business relating to the Purchaser Assets may be conducted through the agents. However, any allocations of direct, indirect or overhead expenses for items shared between the Purchaser and GE Capital or GECS that are not included as part of the servicing fee are and will be made among such entities to the extent practical on the basis of actual use or value of services rendered and otherwise on a basis reasonably related to actual use or the value of services rendered;

         (e) Except as provided in paragraph (d) above regarding the allocation of certain shared overhead items, the Purchaser does and will pay its own operating expenses and liabilities from its own funds, except GECS did and will pay all expenses of the Purchaser incurred in connection with the transactions entered into pursuant to the Related Documents, including those related to the Purchaser's organization;

         (f) Each of the Seller, GECS, GE Capital and the Purchaser does and will maintain its assets and liabilities in such a manner that it is not costly or difficult to segregate, ascertain or otherwise identify the Purchaser's individual assets and liabilities from those of the Seller, GE Capital or GECS or from those of any other person or entity, including any other subsidiary or affiliate of the Seller, GE Capital or GECS. Except as set forth below, the Purchaser does and will maintain its own books of account and corporate records separate from the Seller, GE

                                                                   Loan Purchase
                                                              and Sale Agreement

Capital and GECS or any other subsidiary or affiliate of the Seller, GE Capital and GECS. Monetary transactions, including those with each other, are and will continue to be properly reflected in their respective financial records. The Purchaser does not and will not commingle or pool its funds or other assets or liabilities with those of the Seller, GE Capital or GECS or any other subsidiary or affiliate of the Seller, GE Capital or GECS except as specifically provided in the Related Documents with respect to the temporary commingling of Collections and with respect to, if applicable, any such Person's retention, in their capacity as agent or Custodian for the Purchaser, of the books and records pertaining to the Purchaser Assets. However, any such agent or Custodian will not generally make the books and records relating to the Purchaser Assets available to any of creditors or other interested persons of the Purchaser, the Seller, GE Capital or GECS. The Purchaser does not and will not maintain joint bank accounts or other depository accounts to which the Seller, GE Capital or GECS or any other subsidiary or affiliate of the Seller, GE Capital or GECS (other than in their capacity as agent for the Purchaser, if applicable) has independent access;

         (g) The Purchaser will strictly observe corporate formalities, and the Seller, GE Capital and GECS will strictly observe corporate formalities with respect to its dealings with the Purchaser. Specifically, no transfer of assets between any of the Seller, GE Capital and GECS, on the one hand, and the Purchaser, on the other, will be made without adherence to corporate formalities;

         (h) The transactions among the Purchaser and the Seller, GE Capital or GECS, including the terms governing any servicer advances and the amount and payment of the servicing fee, are on terms and conditions that are consistent with those of arm's-length relationships. None of the Seller, GE Capital or GECS is or will be, or holds or will hold itself out to be, responsible for the debts of the Purchaser, except as provided in: the representations made by GE Capital (including, if applicable, as a servicer or a sub-servicer) to the Purchaser relating to the Purchaser Assets and their prior ownership and servicing thereof. The Purchaser will not guaranty the debts of the Seller, GE Capital or GECS;

         (i) All distributions made by the Purchaser to GECS as its sole member shall be in accordance with applicable law;

         (j) Any other transactions between the Purchaser and the Seller, GE Capital or GECS permitted by (although not expressly provided for in) the Related Documents have been and will be fair and equitable to each of the parties, have been and will be the type of transaction that would be entered into by a prudent person or entity, and have been and will be on terms that are at least as favorable as may be obtained from a third party Person; and

         (k) The Purchaser is not named, or has entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy covering the assets of the Seller, GE Capital or GECS.

                                   * * * * * *

                                                                   Loan Purchase
                                                              and Sale Agreement

                                TABLE OF CONTENTS

                                                                                                                      PAGE
ARTICLE I             DEFINITIONS AND INTERPRETATION............................................................        1

         Section 1.1           Definitions......................................................................        1
         Section 1.2           Rules of Construction............................................................        1

ARTICLE II            SALES OF PURCHASER ASSETS.................................................................        1

         Section 2.1           Sale of Loans....................................................................        1
         Section 2.2           Grant of Security Interest.......................................................        2
         Section 2.3           Sale Price.......................................................................        2
         Section 2.4           Removal of Loans.................................................................        2

ARTICLE III           CONDITIONS PRECEDENT......................................................................        3

         Section 3.1           Conditions to Sale...............................................................        3

ARTICLE IV            REPRESENTATIONS, WARRANTIES AND COVENANTS.................................................        4

         Section 4.1           Representations and Warranties of the Seller.....................................        4
         Section 4.2           Affirmative Covenants of the Seller..............................................        6
         Section 4.3           Negative Covenants of the Seller.................................................        7

ARTICLE V             INDEMNIFICATION...........................................................................        8

         Section 5.1           Indemnification..................................................................        8

ARTICLE VI            CLEAN-UP CALL.............................................................................        9

         Section 6.1           Clean-up Call....................................................................        9

ARTICLE VII           MISCELLANEOUS.............................................................................        9

         Section 7.1           Notices..........................................................................        9
         Section 7.2           No Waiver; Remedies..............................................................       10
         Section 7.3           Successors and Assigns...........................................................       11
         Section 7.4           Termination; Survival of Obligations.............................................       11
         Section 7.5           Complete Agreement; Modification of Agreement....................................       11
         Section 7.6           Amendments and Waivers...........................................................       11
         Section 7.7           GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.....................       12
         Section 7.8           Counterparts.....................................................................       13
         Section 7.9           Severability.....................................................................       13
         Section 7.10          Section Titles...................................................................       13
         Section 7.11          No Setoff........................................................................       13
         Section 7.12          Confidentiality..................................................................       13
         Section 7.13          Further Assurances...............................................................       13
         Section 7.14          Accounting Changes...............................................................       14

                                                                   Loan Purchase
                                                              and Sale Agreement

                                TABLE OF CONTENTS
                                   (Continued)

                                                                            PAGE

Schedule I                 UCC Information
Schedule 4.1(b)            UCC Information
Schedule I                 Schedule of Loans
Exhibit 4.2(f)             Separate Indemnity Provisions

                                                                   Loan Purchase
                                                              and Sale Agreement

                                                                  EXECUTION COPY

                                     ANNEX A

                                       to

                        LOAN PURCHASE AND SALE AGREEMENT

                                   dated as of

                               September 25, 2003

                                                                      Annex A to
                                                Loan Purchase and Sale Agreement

                         DEFINITIONS AND INTERPRETATION

         SECTION 1. Definitions and Conventions. Capitalized terms used in the Purchase and Sale Agreement shall have (unless otherwise provided elsewhere therein) the following respective meanings:

         "Accounting Changes" means, with respect to any Person, an adoption of GAAP different from such principles previously used for reporting purposes by such Person as defined in the Accounting Principles Board Opinion Number 20.

         "Administration Agreement" means the Administration Agreement, dated as of September 25, 2003, between the Administrator and the Issuer.

         "Administrator" means GE Capital, in its capacity as Administrator under the Administration Agreement, or any other Person designated as a successor administrator.

         "Adverse Claim" means any claim of ownership or any Lien, other than any ownership interest or Lien created under the Sale Agreement or the Purchase and Sale Agreement, any Lien created under the Indenture or any Permitted Encumbrances.

         "Affiliate" means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by, or is under common control with such Person, or (c) each of such Person's officers, directors, joint venturers and partners. For the purposes of this definition, "control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

         "Annual Percentage Rate" or "APR" of a Loan means, the interest rate or annual rate of finance charges stated in or, if not explicitly stated, the implicit finance charge used by GE Capital to calculate periodic payments with respect to the related Loan.

         "Appendices" means, with respect to any Related Document, all exhibits, schedules, annexes and other attachments thereto, or expressly identified thereto.

         "Bankruptcy Code" means the provisions of Title 11 of the United States Code, 11 U.S.C. Sections 101 et seq.

         "Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or the State of Connecticut.

         "CEF Limited Liability Company Agreement" means the Second Amended & Restated Limited Liability Company Agreement of the Seller dated as of September 25, 2003, as supplemented by the Series 2003-1 LLC Supplement.

                                                                      Annex A to
                                                Loan Purchase and Sale Agreement

         "CEF Variable Funding Certificate" means the Variable Funding Certificate issued by CEF Equipment Holding, L.L.C. pursuant to the Series 2003-1 LLC Supplement.

         "CEF Variable Funding Certificateholder" means the registered holder of the CEF Variable Funding Certificate.

         "Closing Date" means September 25, 2003.

         "Collateral" is defined in the Indenture.

         "Collection Account" is the account designated as such, established and owned by the Issuer.

         "Collection Period" means, with respect to any Payment Date, the calendar month preceding the month in which the Payment Date occurs (or, if for the first Payment Date, the period from and including the day after the Cut-off Date to and including the last day of the calendar month preceding the calendar month in which the first Payment Date occurs).

         "Collections" means, with respect to any Payment Date all payments made by or on behalf of the Obligors received during the related Collection Period, any Recoveries received during the related Collection Period, any proceeds from insurance policies covering the Equipment or related Obligor received during the related Collection Period. Liquidation Proceeds received during the related Collection Period, and payments made by a lessee pursuant to its obligation (if any) to pay the Termination Value pursuant to the related Loan received during the related Collection Period.

         "Consumer Contract" is defined in the Loan Sale Agreement.

         "Credit and Collection Policies" or "Credit and Collection Policy" means, with respect to each type of Loan, the policies, practices and procedures of the commercial equipment financing division of General Electric Capital Corporation, as adopted by the Issuer for providing equipment financing, including the policies and procedures for determining the creditworthiness of Obligors and the extension of credit to Obligors, or relating to the maintenance of such types of loans and collections on such types of loans, as such policies and procedures, as applicable, may be amended from time to time.

         "Cut-off Date" means August 2, 2003.

         "Delinquent Loan" means (i) any Loan that is more than 60 days past due and (ii) any Loan more than 30 days past due and for which the Servicer on behalf of the Purchaser has at any time after the Cut-off Date extended the due date for a Scheduled Payment thereon.

         "Defaulted Loan" means a Loan with respect to which (i) the Servicer on behalf of the Purchaser has repossessed the Equipment securing such Loan and which is not a Liquidated Loan or (ii) any portion of the Loan Value is deemed uncollectible in accordance with the Credit and Collection Policy.

                                                                      Annex A to
                                                Loan Purchase and Sale Agreement

         "Eligible Loan" means as to each Purchaser Asset as of the Closing
Date:

                  (i) Characteristics of Purchaser Assets. Each Purchaser Asset:
         (A) was either originated in the United States of America by the Originator in connection with the financing or lease of Equipment in the ordinary course of the Originator's business or acquired by the Originator in the ordinary course of the Originator's business, and, in each case, was fully and properly executed by the parties thereto, (B) has created a valid, subsisting and enforceable first priority security interest (except to the extent the Equipment secures any loan that is cross-collateralized with such Purchaser Asset) in the Equipment in favor of the Originator that, as of the Closing Date, has been assigned by the Originator to Seller, and by Seller to Purchaser and (C) contains customary and enforceable provisions such that the rights and remedies of the holder thereof are adequate for realization against the collateral of the benefits of the security.

                  (ii) Schedule of Purchaser Assets. The information set forth on Schedule I of the Loan Sale Agreement is true and correct in all material respects as of the opening of business on the Cutoff Date and no selection procedures believed by Seller to be adverse to the interests of the Purchaser were utilized in selecting the Purchaser Assets. The computer tape regarding the Purchaser Assets made available to Purchaser and its assigns is true and correct in all respects.

                  (iii) Compliance with Law. Each Purchaser Asset and the sale or lease of the related Equipment complied in all material respects at the time it was originated or made and at the execution of this Agreement with all requirements of applicable Federal, State and local laws and regulations thereunder.

                  (iv) Binding Obligation. Each Puchaser Asset represents the genuine, legal, valid and binding payment obligation in writing of the Obligor, enforceable by the holder thereof in accordance with its terms.

                  (v) No Government Obligor. None of the Purchaser Assets is due from the United States of America or any State or from any agency, department or instrumentality of the United States of America or any State.

                  (vi) Security Interest in the Equipment. Immediately prior to the sale, assignment and transfer thereof, each Purchaser Asset shall be secured by a validly perfected first priority security interest in the Equipment (except to the extent the Equipment secures any loan that is cross-collateralized with such Purchaser Asset) in favor of the Originator as secured party or all necessary and appropriate actions have been commenced that would result in the valid perfection of a first priority security interest in the Equipment in favor of the Originator as secured party.

                  (vii) Purchaser Assets in Force. No Purchaser Asset has been satisfied, subordinated or rescinded, nor has any Equipment been released from the Lien granted by the related Purchaser Asset in whole or in part.

                  (viii) No Amendment or Waiver. No provision of a Purchaser Asset has been waived, altered or modified in any respect, except pursuant to a document, instrument or

                                                                      Annex A to
                                                Loan Purchase and Sale Agreement
         writing included in the Loan Files and no such amendment, waiver, alteration or modification causes such Purchaser Asset not to be an Eligible Loan.

                  (ix) No Defenses. No right of rescission, setoff, counterclaim or defense has been asserted or threatened or exists with respect to any Purchaser Asset.

                  (x) Lawful Assignment. No Purchaser Asset has been originated in, or is subject to the laws of, any jurisdiction under which the sale, transfer and assignment of such Purchaser Asset or any Purchaser Asset under this Agreement would be unlawful.

                  (xi) All Filings Made. All filings (including UCC filings) necessary in any jurisdiction to give Purchaser a first priority perfected ownership interest in the Purchaser Assets have been made (except to the extent the Equipment secures any loan that is cross-collateralized with such Purchaser Asset).

                  (xii) One Original. There is only one original executed copy of each Purchaser Asset.

                  (xiii) Insurance. The Obligor on each Purchaser Asset is required to maintain physical damage insurance covering the Equipment in accordance with the Originator's normal requirements.

                  (xiv) No Bankruptcies. No Obligor on any Purchaser Asset as of the Cutoff Date was noted in the related Loan File as being the subject of a bankruptcy proceeding.

                  (xv) No Repossessions. None of the Equipment securing any Purchaser Asset is in repossession status.

                  (xvi) Instrument or Chattel Paper. Each Purchaser Asset constitutes an "instrument" or "chattel paper" as defined in the UCC of each State the law of which governs the perfection of the interest granted in it and/or the priority of such perfected interest.

                  (xvii) U.S. Obligors. None of the Purchaser Assets is denominated and payable in any currency other than United States Dollars or is due from any Person that does not have a mailing address in the United States of America.

                  (xviii) No Delinquent Loan. None of the Purchaser Assets is more than 30 days past due.

                  (xix) No Consumer Contract. None of the Purchaser Assets constitutes a Consumer Contract.

                  (xx) Finance Lease. Each Purchaser Asset qualifies as a finance lease under the UCC and the terms of such Purchaser Asset provides that, by the end of the lease term, the lessee may elect to purchase the related Equipment upon the exercise of a nominal purchase option.

                                                                      Annex A to
                                                Loan Purchase and Sale Agreement

         "Equipment" means any transportation equipment, industrial equipment, furniture and fixtures, construction equipment, technology and telecommunications equipment, maritime assets or other equipment, together with all accessions thereto securing an Obligor's indebtedness under the respective Loan.

         "Event of Default" is defined in Section 5.1 of the Indenture.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

         "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Closing Date, modified by Accounting Changes as GAAP is further defined in Section 2(a) of this Annex A.

         "GE Capital" means General Electric Capital Corporation, a Delaware corporation or any successors or assigns thereto.

         "GECS" means General Electric Capital Services, Inc., a Delaware corporation or any successors or assigns thereto.

         "Governmental Authority" means any nation or government, any state, county, city, town, district, board, bureau, office, commission, any other municipality or other political subdivision thereof (including any educational facility, utility or other Person operated thereby), and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Indemnified Amounts" means, with respect to any Person, any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal).

         "Indenture" means the Indenture, dated September 25, 2003, between the Purchaser and the Indenture Trustee, as the same may be amended and supplemented from time to time.

         "Indenture Trustee" means JPMorgan Chase Bank, not in its individual capacity but solely as Indenture Trustee under the Indenture, or any successor Indenture Trustee under the Indenture.

         "Investment Company Act" means the provisions of the Investment Company Act of 1940, 15 U.S.C. Sections 80a et seq., and any regulations promulgated thereunder.

         "Issuer" means GE Commercial Equipment Financing LLC, Series 2003-1, a Delaware limited liability company, until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained in the Indenture and required by the Trust Indenture Act of 1939, each other obligor on the Notes.

         "Lien" means a security interest (as such term is defined in Section 1-201 of Article 1 of the UCC), lien, charge, pledge, equity or encumbrance of any kind, other than tax liens, mechanics' liens and any liens that attach to the related Loan by operation of law as a result of any act or omission by the related Obligor.

         "Limited Liability Company Agreement" means the Limited Liability Company Agreement of the Purchaser, dated as of September 25, 2003, among the Managing Member and the Issuer, as the same may be amended or supplemented from time to time.

                                                                      Annex A to
                                                Loan Purchase and Sale Agreement

         "Liquidated Loan" means any Loan (i) liquidated through the sale or other disposition of all or a portion of the related Equipment, (ii) that has been charged off in its entirety in accordance with the Credit and Collection Policy without realizing upon the Equipment or (iii) the due date of any Scheduled Payment of which has been extended, at any time after the Cut-off Date for an aggregate period of 12 or more calendar months.

         "Liquidation Proceeds" means, with respect to any Liquidated Loan, the amounts collected in respect thereof from whatever source (including the proceeds of insurance policies with respect to the related Equipment or Obligor) during the Collection Period in which it became a Liquidated Loan, net of the sum of any amounts expended in connection with such liquidation and any amounts required by law to be remitted to the Obligor on such Liquidated Loan or any creditor of such Obligor to the extent required by applicable law or agreement.

         "Litigation" means, with respect to any Person, any action, claim, lawsuit, demand, investigation or proceeding pending or threatened against such Person before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators.

         "Loan" means any Loan included in Schedule of Loans and any agreement (including any invoice) pursuant to, or under which, an Obligor shall be obligated to make payments with respect to any Loan.

         "Loan Sale Agreement" means the Loan Sale Agreement, dated as of September 25, 2003, between GE Capital and the Seller, as the same may be amended or supplemented from time to time.

         "Loan Files" is defined in Section 2.1 of the Purchase and Sale Agreement.

         "Loan Value" means, for any Loan that is not a Liquidated Loan or Defaulted Loan on any day (including the Cut-off Date) (A) with respect to Precomputed Loans, (i) the present value of the future Scheduled Payments discounted monthly at its APR plus (ii) the principal amount of any past due payments plus (iii) the unamortized amounts of any purchase premiums minus (iv) the unamortized amounts of any purchase discounts, and (B) with respect to Simple Interest Loans, (i) the balance reflected on the Servicer's records plus
(ii) the unamortized amounts of any purchase premiums minus (iii) the unamortized amounts of any purchase discounts. Liquidated Loans shall be deemed to have a Loan Value of zero and Defaulted Loans on any day shall be deemed to have a Loan Value equal to the outstanding Loan Value on such day computed in accordance with clauses (A) or (B) above, as applicable, less the amount written off as uncollectible in accordance with the Credit and Collection Policy.

         "Managing Member" means CEF Equipment Holding, L.L.C, a Delaware limited liability company or any successor Managing Member under the Limited Liability Company Agreement.

         "Material Adverse Effect" means, with respect to any Person, a material adverse effect on (a) the business, assets, liabilities, operations, prospects or financial or other condition of such Person, (b) the ability of such Person to perform any of its obligations under the Related Documents in accordance with the terms thereof, (c) the validity or enforceability of any Related Document or the rights and remedies of such Person under any Related Document or (d) the Loans, as applicable, therefor, any interest related thereto or the ownership interests or Liens of such Person thereon or the priority of such interests or Liens.

         "Maturity Date" is defined in the Indenture.

                                                                      Annex A to
                                                Loan Purchase and Sale Agreement

         "Note Depository Agreement" means the agreement among the Issuer, the Indenture Trustee and The Depository Trust Company, as the initial clearing agency, dated as of the Closing Date.

         "Notes" means the notes issued under the Indenture.

         "Obligor" means, as to each Loan, any Person who owes payments under the Loan.

         "Payment Date" means, with respect to each Collection Period, the 20th day of the calendar month following the end of that Collection Period, or, if such day is not a Business Day, the next Business Day, commencing on October 20, 2003.

         "Permitted Encumbrances" means the following encumbrances: (a) Liens for taxes or assessments or other governmental charges not yet due and payable;
(b) pledges or deposits securing obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Seller or any Affiliate thereof is a party as lessee made in the ordinary course of business;
(d) deposits securing statutory obligations of the Seller or any Affiliate thereof; (e) inchoate and unperfected workers', mechanics', suppliers' or similar Liens arising in the ordinary course of business; (f) carriers', warehousemen's or other similar possessory Liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $100,000 at any one time; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which the Seller or any Affiliate thereof is a party; (h) any attachment or judgment Lien not constituting an Event of Default; (i) presently existing or hereinafter created Liens in favor of the Purchaser or the Indenture Trustee; and (j) presently existing or hereinafter created Liens on personal property or Equipment which are subordinate to or pari passu with the Liens in favor of the Purchaser or the Indenture Trustee.

         "Person" means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business trust), limited liability company, institution, public benefit corporation, joint stock company, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

         "Pool Balance" means, with respect to the beginning of any calendar month, the sum of the aggregate Loan Values of the Loans at the opening of business on the first day of such calendar month.

         "Precomputed Loan" means any Loan under which the portion of a payment allocable to earned interest (which may be referred to in the related Loan as an add-on finance charge) and the portion allocable to principal are determined according to the sum of periodic balances, the sum of monthly payments or any equivalent method or are monthly actuarial loans.

         "Purchase Amount" means, as of the close of business on the last day of a Collection Period, an amount equal to the Loan Value of the applicable Loan, as of the first day of the immediately following Collection Period (or, with respect to any applicable Loan that is a Liquidated Loan, as of the day immediately prior to such Loan becoming a Liquidated Loan less

                                                                      Annex A to
                                                Loan Purchase and Sale Agreement
any Liquidation Proceeds actually received by the Purchaser) plus interest accrued and unpaid thereon as of such last day at a rate per annum equal to the APR for such Loan.

         "Purchase and Sale Agreement" means the Loan Purchase and Sale Agreement, dated as of September 25, 2003, between the Seller and the Purchaser, as the same may be amended or supplemented from time to time.

         "Purchaser" is defined in the preamble to the Purchase and Sale Agreement.

         "Purchaser Assets" is defined in Section 2.1(a) of the Purchase and Sale Agreement.

         "Purchaser Indemnified Person" is defined in Section 5.1 of the Purchase and Sale Agreement.

         "Purchaser Purchase Price" is defined in Section 2.3 of the Purchase and Sale Agreement.

         "Purchaser Variable Funding Certificate" means the Variable Funding Certificate issued by the Issuer pursuant to the Limited Liability Company Agreement.

         "Records" means all notes, leases, security agreements and other documents, books, records and other information (including computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by any of the Seller, the Servicer, any Sub-Servicer or the Purchaser with respect to the Loans and the Obligors thereunder, and the other Purchaser Assets.

         "Redemption Date" is defined in the Indenture.

         "Related Documents" means the Sale Agreement, the Purchase and Sale Agreement, the Servicing Agreement, the Limited Liability Company Agreement, the Variable Funding Certificates, the CEF Limited Liability Company Agreement, the Administration Agreement, the Note Depository Agreement, the Swap Agreements and all other agreements, instruments, and documents and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Person, or any employee of any Person, and delivered in connection with any of the foregoing. Any reference in the foregoing documents to a Related Document shall include all Appendices thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Related Document as the same may be in effect at any and all times such reference becomes operative.

         "Related Security" means with respect to any Loan: (a) any interest (including security interests), if any, in the related Equipment; (b) all guarantees, insurance or other agreements or arrangements of any kind from time to time supporting or securing payment of such Loan (including rights (if any) to receive proceeds on insurance policies covering the Obligors); and (c) all Records relating to such Loan.

         "Sale Agreement" means the Loan Sale Agreement, dated September 25, 2003, between Seller and General Electric Capital Corporation.

                                                                      Annex A to
                                                Loan Purchase and Sale Agreement

         "Schedule of Loans" is the schedule of Loans attached as Schedule I (which schedule may be in the form of microfiche).

         "Scheduled Payment" on a Loan means that portion of the payment required to be made by the Obligor during any Collection Period sufficient to amortize the principal balance under (x) in the case of a Precomputed Loan, the actuarial method or (y) in the case of a Simple Interest Loan, the simple interest method, in each case, over the term of the Loan and to provide interest at the APR, provided that Termination Values shall also constitute Scheduled Payments.

         "Securities Act" means the provisions of the Securities Act of 1933, 15 U.S.C. Sections 77a et seq., and any regulations promulgated thereunder.

         "Securities Exchange Act" means the provisions of the Securities Exchange Act of 1934, 15 U.S.C. Sections 78a et seq., and any regulations promulgated thereunder.

         "Seller" is defined in the preamble to the Purchase and Sale Agreement.

         "Series 2003-1 LLC Supplement" means the Series 2003-1 LLC Supplement to the Second Amended and Restated Limited Liability Company of CEF Equipment Holding L.L.C., dated as of September 25, 2003.

         "Servicer" means GE Capital in its capacity as Servicer under the Servicing Agreement, or any other Person designated as a Successor Servicer thereunder.

         "Servicing Agreement" means the Servicing Agreement dated as of September 25, 2003, by and between the Purchaser and the Servicer, as the same may be amended or supplemented from time to time.

         "Servicing Fee" is defined in the Servicing Agreement.

         "Simple Interest Loan" means any Loan under which the portion of a payment allocable to interest and the portion allocable to principal is determined by allocating a fixed level payment between principal and interest, such that such payment is allocated first to the accrued and unpaid interest at the Annual Percentage Rate for such Loan on the unpaid principal balance and the remainder of such payment is allocable to principal.

         "Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and
(d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

                                                                      Annex A to
                                                Loan Purchase and Sale Agreement

         "Stock" means all shares, options, warrants, membership interests in a limited liability company, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act).

         "Stockholder" means, with respect to any Person, each holder of Stock of such Person.

         "Sub-Servicer" means any Person with whom the Servicer enters into a Sub-Servicing Agreement.

         "Sub-Servicing Agreement" means any written contract entered into between a Servicer and any Sub-Servicer pursuant to and in accordance with the Servicing Agreement.

         "Subsidiary" means, with respect to any Person, any corporation or other entity (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act.

         "Successor Servicer" is defined in Section 6.2 of the Servicing Agreement.

         "Swap Agreements" is defined in the Indenture.

         "Termination Value" means the "Termination Value" (if any) payable by lessee pursuant to the applicable Loan.

         "Transfer Date" is defined in the Indenture.

         "Trust Account" is defined in the Indenture.

         "UCC" means, with respect to any jurisdiction, the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in such jurisdiction.

         "Variable Funding Certificates" is defined in the Indenture.

         SECTION 2. Other Interpretive Matters. All terms defined directly or by incorporation in the Purchase and Sale Agreement shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of the Purchase and Sale Agreement (including in this Annex A) and all related certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined in such Agreement, and accounting terms partly defined in such Agreement to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles; and unless otherwise provided, references to any month, quarter or year refer to a fiscal month, quarter or year as determined in accordance with the Seller fiscal calendar; (b) terms defined in Article 9 of the UCC and not otherwise defined in such Agreement are used as defined in that Article; (c) references to any amount as on deposit or outstanding on

                                                                      Annex A to
                                                Loan Purchase and Sale Agreement
any particular date means such amount at the close of business on such day; (d) the words "hereof," "herein" and "hereunder" and words of similar import refer to such Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such Agreement (or such certificate or document); (e) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such Agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term "including" means "including without limitation"; (g) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (h) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person's successors and assigns; and (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

                                                                     Annex A to
                                                Loan Purchase and Sale Agreement